UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation		Identification No.)

Ten Canal Park, Cambridge MA	02141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 15, 2006, we entered into amendments to our loan and security agreement and our Export-Import Bank loan and security agreement, each dated as of January 30, 2003, with Silicon Valley Bank.  The following changes are effected by the amendments to the existing terms of the loan arrangements:

•                                          the maturity date under each of these agreements is extended from September 13, 2006 to January 15, 2007; and

•                                          monthly tangible net worth covenants and adjusted quick ratios are established for the extension period.

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 13, 2006, Christopher Pike, who was designated by the holders of our Series D-1 convertible preferred stock pursuant to our charter to serve as one of our Class III directors, resigned from our board of directors.  Also on September 13, 2006, our Series D-1 holders appointed David McKenna as one of our Class III directors to fill the vacancy left by the resignation of Mr. Pike.  Our Series D-1 convertible preferred stock is held by limited partnerships managed by Advent International Corporation.

Since 2003, Mr. McKenna has been a partner of Advent International.  From 1992 to 2000, Mr. McKenna held various positions with Advent International.  Prior to returning to Advent International, Mr. McKenna was a principal at Bain Capital from 2000 to 2003.  Mr. McKenna is a director of Boart Longyear, a provider of drilling services and products to the mining industry.  Mr. McKenna holds a Bachelor of Arts degree from Dartmouth College.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: September 18, 2006	By:	/s/ Frederic G. Hammond
Frederic G. Hammond
Senior Vice President and
General Counsel